Exhibit 10.18

VIA OPTRONICS AG

SHAREHOLDERS’ AGREEMENT

Execution Version

SHAREHOLDERS’ AGREEMENT

between

1.              Mr. Jürgen Eichner

Lettenfeldstraße 15, 90592 Schwarzenbruck, Germany,

- “Mr. Eichner” -

2.              Coöperatief IMI Europe U.A.

Luna ArenA, Herikerbergweg 238, 1101 CM Amsterdam, The Netherlands,

- “IMI” -

- the parties 1. and 2. each a “Shareholder” and jointly the “Shareholders” -

3.              VIA optronics AG

Sieboldstr. 18, 90411 Nuremberg, Germany

- “Company” -

- the Shareholders and the Company jointly individually a “Party” and jointly the “Parties” -

TABLE OF CONTENTS

I.	RECITALS	5

II.	SUPERVISORY BOARD	5

1.	Composition	5

2.	Voting Agreement	5

3.	Substitute Members	6

4.	Cease of Application	6

III.	RIGHT OF FIRST REFUSAL	6

5.	Notification	6

6.	Right of First Refusal	7

IV.	MISCELLANEOUS	8

7.	Interpretation	8

8.	Effective Date, Term.	8

9.	Confidentiality	8

10.	Form of Amendments and Statements	8

11.	Severability	8

12.	Governing Law	9

13.	Jurisdiction	9

ADS	5

Agreement	5

American Depositary Shares	5

Company	2

IMI	2

Initial Public Offering	5

IPO	5

Mr. Eichner	2

Notification	6

Parties	2

Party	2

Purchase Statement	7

Right of First Refusal	7

Sale Shares	6

Shareholder(s)	2

Supervisory Board	5

I.                                                 RECITALS

(A)                                        The Shareholders are currently the sole owners of the Company.

(B)                                        The Company and the Shareholders are contemplating to effect an initial public offering (an “Initial Public Offering” or “IPO”) of certain securities representing the Company’s shares (i.e. “American Depositary Shares” or “ADS”) and their listing on the New York Stock Exchange. In view of the contemplated IPO Mr. Eichner and IMI have both contributed their respective shares they originally held in VIA optronics GmbH into the Company in return for shares of the Company, whereby the ratio of their respective shareholdings in the Company remained unchanged, i.e. as of the day hereof, Mr. Eichner holds 24% and IMI holds 76% of the registered share capital of the Company.

(C)                                        IMI and Mr. Eichner intend to have their relationship as shareholders of the Company after the IPO governed by the provisions of this shareholders’ agreement (“Agreement”).

II.                                            SUPERVISORY BOARD

1.                                               Composition

The Company’s supervisory board (Aufsichtsrat) (“Supervisory Board”) consist currently of five (5) members.

2.                                               Voting Agreement

The members of the Supervisory Board shall be elected by the General Meeting (Hauptversammlung) in accordance with applicable laws, whereby IMI and Mr. Eichner agree amongst themselves in the form of a voting agreement to exercise their respective voting rights in the General Meeting duly resolving upon the appointment of supervisory board members in such a way to ensure, to the extent possible and legally permissible, that one (1) person nominated by Mr. Eichner and two (2) persons nominated by IMI are elected by the General Meeting as Supervisory Board members. Each Shareholder hereby undertakes to exercise its voting rights in such ballot in favor of the appointment of those persons nominated by Mr. Eichner and IMI as members of the Supervisory Board as per the preceding sentence. The same voting agreement shall apply in relation to the removal of the members of the Supervisory Board which were nominated Mr. Eichner and IMI.

For the avoidance of doubts, the foregoing shall not restrict or limit the right of IMI and of Mr. Eichner to propose additional candidates for election to the Supervisory Board and to exercise their voting rights in favour of such candidates or in favour of any other candidates being proposed by any shareholder for election to the Supervisory Board, always provided that both Shareholders exercise their voting rights in such way that one (1) candidate nominated by Mr. Eichner and the two (2) candidates nominated by IMI (as per the first sentence of this section 2) are elected as Supervisory Board members.

3.                                               Substitute Members

Furthermore, each Shareholder has the right to nominate a substitute member for each member for the Supervisory Board nominated by it (to be elected by the General Meeting).

4.                                               Cease of Application

The foregoing provisions in Sections II.2 and 3 shall cease to apply and no Shareholder shall have any rights and/or obligations thereunder if either of the Shareholders holds less than 5% of the registered capital of the Company.

III.                                       RIGHT OF FIRST REFUSAL

5.                                               Notification

If Mr. Eichner intends to sell and/or transfer shares of the Company, it being understood that this shall not apply for any intended sale and/or transfer of ADSs through the New York Stock Exchange, or to enter into a commercially equivalent transaction, Mr. Eichner shall notify without delay IMI and the Company in writing of such intention, stating the number of shares that he intends to sell and/or transfer (such shares the “Sale Shares”, and such notification: the “Notification”) as well as the following information:

5.1                                        name/firm name and address/registered office of the prospective acquirer;

5.2                                        purchase price or other consideration for the intended transfer, if any, and, in case of a consideration other than cash, the value of any non-cash consideration in cash according to the consideration’s fair market value;

5.3                                        due date for payment of the purchase price and/or other consideration, if any; and

5.4                                        other material terms of the offer, e.g. representations and warranties that the prospective acquirer expects to be given by Mr. Eichner.

If Mr. Eichner intends to transfer shares for consideration other than cash, he shall, for the purpose of the right of first refusal under Section 6, indicate in the Notification the value of any non-cash consideration in cash according to the consideration’s fair market value. In such event IMI shall be entitled to request that an independent expert’s opinion on the consideration’s fair market value is obtained, provided that such request must be made in writing to Mr. Eichner within two (2) weeks as of receipt of the Notification. If such request is made within said time period, the Shareholders shall agree on the person of the independent expert, or, failing such agreement within a further two (2) weeks period, the independent expert shall be determined by the managing director (geschäftsführender Vorstand) of the Institute of Auditors in Dusseldorf (Institut der Wirschaftsprüfer e.V.). The outcome of the expert’s opinion shall ultimately determine the consideration’s fair market value for the purpose of the right of first refusal under Section 6 and (i) the fair market value as determined by the independent expert shall replace the fair market value originally stated by Mr. Eichner in the Notification, and (ii) the Notification shall be deemed to have been received by IMI at the date of receipt of the expert’s opinion, and not at the date the original Notification has been received. In the event that the expert’s opinion shows the consideration’s fair market value to deviate by more than 10% from the value stated by Mr. Eichner, the latter shall bear the cost of the expert’s opinion, otherwise IMI shall bear such cost.

6.                                               Right of First Refusal

Upon receipt of the Notification from Mr. Eichner, IMI shall have a right of first refusal to acquire the Sale Shares at the terms and conditions set forth in the Notification (“Right of First Refusal”). The Right of First Refusal shall be exercised by IMI by giving a respective exercise notice (“Purchase Statement”) to Mr. Eichner within 30 days as of receipt of the Notification. If IMI has exercised the Right of First Refusal, Mr. Eichner shall sell and transfer the Sale Shares to IMI within two (2) weeks following receipt of the Purchase Statement under the terms and conditions set forth in the Notification.

If IMI has not exercised its Right of First Refusal in full (i.e. in relation to all Sale Shares), then Mr. Eichner shall be free to sell and/or transfer the Sale Shares within two (2) months as of the lapse of the 30 days period set forth above to the acquirer stated in the Notification, but only in strict accordance with the terms and conditions set forth in the Notification.

If Mr. Eichner intends to convert his shares into ADSs with the purpose to sell those ADSs over the New York Stock Exchange then he must notify IMI of this intention and the Right of First Refusal pursuant to this Section 6 shall apply mutatis mutandis whereby the consideration for the acquisition of the shares Mr. Eichner intends to convert into ADSs shall be the average price per ADS traded on the New York Stock Exchange over a period of five (5) trading days prior to the notification being received by IMI about Mr. Eichner’s intention to convert his shares into ADSs for the purpose of the sale.

IV.                                        MISCELLANEOUS

7.                                               Interpretation

The terms printed in italics constitute German legal terms describing the meaning of the terms in the English language they refer to, and are to be taken into account when interpreting this Agreement.

8.                                               Effective Date, Term.

This Agreement shall become effective on the date of the IPO. Each Party hereto may terminate this Agreement with twelve (12) months’ notice to the end of a calendar year, but in no event with effect to a date prior to December 31, 2030. The right to terminate this Agreement for good cause (aus wichtigem Grund) remains unaffected. This Agreement shall also terminate if either of the Shareholders disposes of all of its shares in the Company.

9.                                               Confidentiality

The Parties shall keep the content of this Agreement confidential, except if and to the extent (i) disclosure is expressly agreed among the Parties, or (ii) disclosure is required pursuant to any statute or law, official or judicial orders, or provisions or regulations relating to a stock exchange. Each Party shall be further entitled to disclose the content of this Agreement to its partners, members, or any other holders of shares or interests in it, if reasonable measures are in place or have been taken that such recipient will keep the content of this Agreement confidential.

10.                                        Form of Amendments and Statements

Amendments to this Agreement including any amendment of this Section IV.10 shall be required to be in writing in order to be effective, unless a stricter form requirement (e.g. a notarization) applies by mandatory law. Any statement, declaration, notification or other communication that is required to be in writing under this Agreement, shall suffice to be transmitted by email in order to be effective.

11.                                        Severability

In the event that a provision of this Agreement is or becomes partly or entirely invalid or unenforceable or if this Agreement contains a gap or omission, the validity of the remaining provisions of this Agreement is not affected thereby. The partly or entirely invalid or unenforceable provision shall be deemed replaced in this case by a valid and enforceable provision, which the Parties would have agreed on had they been aware of the invalidity or unenforceability of the respective provision. The same applies in the event that this Agreement contains a gap or omission.

12.                                        Governing Law

This Agreement is governed by and construed in accordance with the laws of the Federal Republic of Germany under exclusion of its rules of conflict of laws.

13.                                        Jurisdiction

All disputes or claims arising out of or in connection with this Agreement, including all disputes regarding the validity, performance or termination (in whole or in part) hereof, shall be finally settled according to the Arbitration Rules of the German Institution of Arbitration (Schiedsgerichtsordnung der Deutschen Institution für Schiedsgerichtsbarkeit e.V. — DIS) as applicable at the time of filing the claim, without recourse to the ordinary courts of law and to the exclusion of the jurisdiction of any (other) court or tribunal. The arbitration panel shall have its seat in Nuremberg, Germany. It shall be composed of three (3) arbitrators (of which the chairman must be a lawyer admitted to the German lawyers’ bar) unless the matter of the dispute has a value of less than EUR 500,000.00, in which case there shall be only one (1) arbitrator who must be a lawyer admitted to the German lawyers’ bar. The proceedings and correspondence shall be in the English language, provided, however that written evidence and other supporting documentation may also be submitted in the German language. The applicable substantive law shall be the laws of the Federal Republic of Germany.

Schwarzenbruck, July 11, 2019	/s/ Jürgen Eichner
Place, date	Jürgen Eichner

Amsterdam, July 11, 2019	/s/ Coöperatief IMI Europe U.A.
Place, date	Coöperatief IMI Europe U.A.

Nuremberg, July 11, 2019	/s/ VIA optronics AG
Place, date	VIA optronics AG